Exhibit 15.1

333 City Blvd W 3rd Floor Orange, CA 92868 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Erayak Power Solution Group Inc on Form 20-F of our report dated April 23, 2025, with respect to the consolidated balance sheets of Erayak Power Solution Group Inc, and its subsidiaries as of December 30, 2024 and 2023, and the related consolidated statements of operation and comprehensive loss/income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements), which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Orange, California

April 23, 2025